Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD,72EE, 73, 74U and 74V correctly, the correct answers are as follows...

 	A	C	H
72DD)
1	5744	2479	16248
72EE)
1	4365	1968	12879
73A)
1	0.5729	0.5729	0.5729
73B)
1	0.5038	0.5038	0.5038
74U)
1	10662	4542	29903
74V)
1	$28.04	$27.65 	28.04